September 21, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS AUGUST 2016 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for August 2016. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $306.6 million increased 2 percent compared to both August 2015 and July 2016. The increase in August was attributable to growth in the Private Client Group segment, which was partially offset by a decline in institutional equity commissions.

Client assets under administration reached a record $556.2 billion, up 14 percent over August 2015 and 1 percent over July 2016. Financial assets under management also obtained a new record of $74.4 billion, increases of 9 percent compared to August 2015 and 1 percent compared to July 2016. The rise in client assets was driven by strong organic growth as well as the acquisition of 3Macs in Canada.

“Institutional fixed income commissions remained solid and net trading profits spiked in August,” said CEO Paul Reilly. “Investment banking revenues continued to be soft in August, as an improvement in M&A revenues were offset by a decline in tax credit funds syndication fees due to the timing of closings. However, we expect higher investment banking revenues in September and are also cautiously optimistic about our pipelines for the first fiscal quarter of 2017.”

Total net loans at Raymond James Bank of $14.8 billion grew 17 percent over last year’s August and 1 percent compared to the preceding month. The increase in net loans during the month was primarily driven by a resumption of C&I growth. The credit quality of the loan portfolio continued to improve in August.

“We are excited to accelerate our growth strategy in Canada with the high-quality addition of 3Macs, which closed on August 31 and added approximately $4.5 billion of client assets,” Reilly said. “We are also pleased to welcome our new colleagues in the Alex. Brown division of Raymond James as of September 6, which will add 193 advisors with over $45 billion in client assets this quarter.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,900 financial advisors serving in excess of 2.8 million client accounts in more than 2,800 locations throughout the United States, Canada and overseas. Total client assets are approximately $556 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	August 2016	August 2015	% Change	July 2016	% Change
	(23 business days)	(21 business days)		(20 business days)

Total securities commissions and fees (in mil.) (1)	$306.6	$299.7	2%	$300.0	2%

Client assets under administration (in bil.)	$556.2	$488.5	14%	$548.2	1%

Private Client Group assets under administration (in bil.)	$526.9	$462.5	14%	$519.4	1%

Financial assets under management (in bil.) (2)	$74.4	$68.0	9%	$74.0	1%

Raymond James Bank total loans, net (in bil.)	$14.8	$12.7	17%	$14.6	1%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.